Exhibit 10.1

AMENDMENT TO PAYA HOLDINGS INC.
OMNIBUS INCENTIVE PLAN

WHEREAS, Paya Holdings Inc., a Delaware corporation (the “Company”), maintains the Paya Holdings Inc. Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to (i) increase the maximum number of Shares (as defined in the Plan) available for issuance under the Plan by 10,000,000 Shares, subject to stockholder approval, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the Plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned.

NOW, THEREFORE, subject to approval by the Company’s stockholders, the Plan is hereby amended effective as of May 31, 2022, subject to stockholder approval, as follows:

1.	Section 4.1(a)(i) of the Plan shall be amended in its entirety to read as follows:

“(i)	The maximum number of Shares available for issuance with respect to Awards under the Plan may not exceed 18,800,000 Shares (subject to any increase or decrease under this Section 4.1 or Section 4.2) (the “Share Reserve”). The Shares to be delivered under the Plan shall be made available from (i) authorized and unissued Shares, (ii) Shares held in or acquired for the treasury of the Company, or (iii) previously issued Shares reacquired by the Company, including shares purchased on the open market. The maximum number of Shares with respect to which ISOs may be granted is 18,800,000 Shares.”

2.	A new Section 13.25 of the Plan shall be added to read as follows:

“Minimum Vesting. Subject to Section 11.1(e), any Award (or portion thereof) granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 4.1 may be granted to any one or more Eligible Individuals without respect to and/or administered without regard for this minimum vesting provision. For the avoidance of doubt, the grant of fully vested Awards will count against the 5% limit described in the immediately preceding sentence. No Award Agreement shall be permitted to reduce or eliminate the requirements of this Section 13.25. Nothing in this Section 13.25 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award for any reason.”

3.	A new Section 13.26 of the Plan shall be added to read as follows:

“Dividends and Dividend Equivalents Subject to Forfeiture. Any dividend or dividend equivalent credited with respect to an Award (except for dividends paid following the grant of unrestricted (i.e., fully vested) Shares) shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such Shares or other property has been distributed and shall not be delivered unless and until such Award has vested and been earned.”

4.	Sections 9.2(d) and 10.2(b) are hereby removed in their entirety.

5.	Section 8.3(b) of the Plan shall be amended in its entirety to read as follows:

“Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee, the Participant will have, with respect to Restricted Shares, all of the rights of a Stockholder, including the right to vote such Restricted Shares, and, subject to and conditioned upon the full vesting of Restricted Shares, the right to tender those Shares, but excluding the right to receive dividends or distributions. For the avoidance of doubt, any dividend or distribution credited with respect to an award of Restricted Shares shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such Shares or other property has been distributed and shall not be delivered unless and until such Award has vested and been earned.”

6.	Except as amended hereby, the Plan is specifically reaffirmed.